Exhibit 99.1

Investors/Media:	Media:
Blaine Davis	Heather Zoumas-Lubeski
+353-1-691-7579	(484) 216-6829

Investors:
Jonathan Neely
(484) 216-6645

Endo Reaches Master Settlement Agreements to Resolve Substantially All Remaining AMS Mesh Litigation Claims

DUBLIN, September 30, 2014 -- Endo International plc (NASDAQ: ENDP) (TSX: ENL) today announced that it has reached master settlement agreements with several of the remaining leading plaintiffs' law firms to resolve claims relating to vaginal mesh products sold by Endo's AMS subsidiary.  The agreements, were entered into solely by way of compromise and settlement and are not in any way an admission of liability or fault.  The settlements are expected to resolve substantially all of the AMS U.S. vaginal mesh-related claims.

“We are very pleased to resolve substantially all of the remaining U.S. vaginal mesh litigation claims facing our AMS business,” said Rajiv De Silva, president and chief executive officer of Endo. “These settlements will allow us to continue to invest in the growth of our business segments and pursue accretive M&A opportunities. We believe that these settlements will also allow the AMS business to continue its return to growth and enhance focus on the operations and profitability of this leading medical device franchise.”

Endo previously established a pre-tax product liability reserve of approximately $1.2 billion. As a result of these additional agreements described above, the Company expects to increase its pre-tax product liability accrual for all known, pending and estimated future claims primarily related to vaginal mesh products to approximately $1.6 billion in total. AMS expects to fund the payments under all settlements in 2014, 2015, 2016 and 2017. To date, the company has paid approximately $200 million into qualified settlement funds pursuant to the terms of previously announced agreements. As the funds are disbursed out of the qualified settlement accounts from time to time, the product liability accrual will be reduced accordingly.

Endo's top priority is the safety and efficacy of its subsidiaries’ products and supporting the patients and physicians who use them.  The Company continues to support the FDA's recommendations that physicians be well trained and patients fully understand the risks associated with the use of mesh products.  Endo and AMS remain committed to the safety and efficacy of AMS's transvaginal mesh products, and AMS will continue developing its Women's Health business and devices product suite so that women have appropriate access to innovative, safe and effective therapies. AMS's commitment to these treatment solutions is demonstrated by its ongoing and significant investments in developing clinical evidence to support the restoration of quality of life AMS's mesh solutions provide.

AMS will also continue to invest in educational activities as part of an overall effort to continue to encourage patients and physicians to discuss the risks and benefits of AMS's surgical mesh.

About Endo International plc
Endo International plc is a global specialty healthcare company focused on improving patients' lives while creating shareholder value. Endo develops, manufactures, markets, and distributes quality branded pharmaceutical, generic and device products through its operating companies. Endo has global headquarters in Dublin, Ireland, and US headquarters in Malvern, PA. Learn more at www.endo.com.

About American Medical Systems
American Medical Systems (AMS), headquartered in Minnetonka, MN, is a diversified supplier of medical device technology to treat incontinence, sexual dysfunction, benign prostatic hyperplasia (BPH), and other pelvic disorders. AMS is focused on improving access and outcomes with the goal of restoring patient quality of life.  AMS is an operating company of Endo International plc (NASDAQ: ENDP) (TSX: ENL), a global specialty healthcare company focused on improving patients' lives while creating shareholder value. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Canadian securities legislation. Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "look forward," "intend," "guidance," "future" or similar expressions are forward-looking statements. Because these statements reflect Endo's current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Although Endo believes that these forward- looking statements and information are based upon reasonable assumptions and expectations, readers should not place undue reliance on them, or any other forward- looking statements or information in this news release. Investors should note that many factors, as more fully described in the documents filed by Endo with securities regulators in the United States and Canada including under the caption "Risk Factors" in Endo's Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and with securities regulators in Canada on System for Electronic Document Analysis and Retrieval ("SEDAR") and as otherwise enumerated herein or therein, could affect Endo's future financial results and could cause Endo's actual results to differ materially from those expressed in forward-looking statements contained in Endo's Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause Endo's actual results to differ materially from expected and historical results. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities law.